Exhibit 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Publishes 2022 ESG and Climate Risk Report
Company to Rebrand as Vital Energy in 2023
TULSA, OK - December 1, 2022 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") today published its 2022 ESG and Climate Risk Report, which provides a comprehensive update on key ESG initiatives across the Company, as well as newly defined emissions reduction and water recycling targets. The report and data tables are available on the "Sustainability" page of the Company’s website at www.laredopetro.com.
Consistent with its goal to ensure everyone has access to the reliable, affordable energy resources needed to power their lives, Laredo will rebrand to Vital Energy on January 9, 2023, and will trade on the NYSE under the ticker "VTLE".
2022 ESG and Climate Risk Report Highlights
•Established a combined Scope 1 and 2 emissions intensity target of below 10 metric tons of carbon dioxide equivalent per thousand barrels of oil equivalent by 2030
•Established target of 50% recycled water to be used in completions operations by 2025
•Reduced 2021 Scope 1 GHG emissions intensity 25% versus 2020 and 34% compared to 2019 Company baseline levels
•Reduced 2021 methane intensity 46% versus 2020 and 63% compared to 2019
•Reduced 2021 flaring intensity (excluding acquisitions) 44% versus 2020 and 78% compared to 2019
•Increased the percentage of recycled water utilized in completions operations to 26% in 2021
•Expanded the Company’s Task Force on Climate-related Financial Disclosures (TCFD)-aligned scenario analysis to include 1.5 degree Celsius and net zero scenarios
•Awarded Project Canary’s TrustWell Certification, the first Permian operator to receive this distinction for responsibly sourced oil and natural gas production
•Increased gender and ethnic diversity on the Board of Directors to 60% and maintained 47% gender and ethnic diversity among the Company’s workforce

Exhibit 99.1
•Linked ESG metrics with executive officer compensation by including 2025 emissions reduction goals in the Company’s Long-Term Incentive Program
"Our ESG and Climate Risk Report details the significant progress we have made to advance key ESG initiatives across the business," stated Jason Pigott, President and Chief Executive Officer. "We envision a world where everyone has access to reliable, affordable energy. As a leading producer in the Permian Basin, we are committed to safely delivering low-cost energy, partnering with the communities in which we live and work and demonstrating sustainability leadership. This report highlights our team’s success in achieving significant emissions reductions since 2019 and our commitment to further improvement through aggressive short and medium-term emissions reduction targets."
"Our rebrand to Vital Energy in early 2023 reflects our mission and collective commitment to find new and creative ways to add value for all of our stakeholders," continued Mr. Pigott. "I am extremely proud of our employees and their contributions to transform the Company over the past three years. They have helped position us to deliver on our promises, to be unafraid to lead and help create a limitless future where the world has abundant, low-cost, reliable energy."
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release and any oral statements made regarding the contents of this release, including in the conference call referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Such statements are not guarantees of future performance and involve risks, assumptions and uncertainties.
General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, the ability of the Company to execute its strategies, including its ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to its financial results and to successfully integrate acquired businesses, assets and properties, oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries ("OPEC+"), the outbreak of disease, such as the coronavirus ("COVID-19") pandemic, and any related government policies and actions, changes in domestic and global production, supply and demand for commodities, including as a result of the COVID-19 pandemic, actions by OPEC+ and the Russian-Ukrainian military conflict, long-term

Exhibit 99.1
performance of wells, drilling and operating risks, the increase in service and supply costs, including as a result of inflationary pressures, tariffs on steel, pipeline transportation and storage constraints in the Permian Basin, the possibility of production curtailment, hedging activities, the impacts of severe weather, including the freezing of wells and pipelines in the Permian Basin due to cold weather, possible impacts of litigation and regulations, the impact of the Company's transactions, if any, with its securities from time to time, the impact of new laws and regulations, including those regarding the use of hydraulic fracturing, the impact of new environmental, health and safety requirements applicable to the Company's business activities, the possibility of the elimination of federal income tax deductions for oil and gas exploration and development and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2021 and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). These documents are available through Laredo's website at www.laredopetro.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Any forward-looking statement speaks only as of the date on which such statement is made. Laredo does not intend to, and disclaims any obligation to, correct, update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contact:
Ron Hagood
918.858.5504
rhagood@laredopetro.com
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